Leonard Miller Elected President of
The New Home Company

ALISO VIEJO, CA (January 29, 2019) - The New Home Company (NEW HOME; NYSE: NWHM) announced today that Chief Operating Officer, Leonard S. Miller, was elected President and Chief Operating Officer of the Company, effective January 23, 2019.

“Leonard has proven himself to be a valuable addition to our team and is ideally suited to assume the role of President of NEW HOME,” said Chief Executive Officer Larry Webb. “This new position reflects our confidence in Leonard’s abilities both as a leader and operator and will go a long way towards helping the Company achieve its goals.” Mr. Webb will continue in his current role as Chairman of the Board and Chief Executive Officer.

Mr. Miller, 55, joined NEW HOME as Chief Operating Officer in March of 2017. As President and COO, Mr. Miller will have primary responsibility to manage all aspects of day-to-day operations of the Company and will continue to report to Mr. Webb. Prior to NEW HOME, Mr. Miller worked at Richmond American Homes where he had regional and divisional responsibility for several markets in the western United States. Mr. Miller earned a Bachelor of Science degree from the University of Southern California in Accounting and a Master’s in Business Administration from San Diego State University.

Mr. Miller stated, “I am extremely grateful to the Board and Larry for the opportunity to serve as President of The New Home Company. Larry and the rest of the team have built something special here at NEW HOME, and I am excited to play a larger role in shaping the Company’s future. I look forward to serving in this new leadership role in a way that benefits both our homebuyers and shareholders alike.”

About The New Home Company
NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Investor Relations: Drew Mackintosh
949-382-7838
investorrelations@nwhm.com

Media Contact: Mike Hoye
Paolucci Salling & Martin Communication Arts | Public Relations
(310) 346-0845 (mobile) or mhoye@PSMCommArts.com